EXHIBIT 99

SOLAR ENERGY LIMITED

NEWS RELEASE

SOLAR ANNOUNCES CONVERSION OF DEBENTURES

November 28, 2005 — Vancouver, British Columbia — Solar Energy Limited (OTC BB “SLRE.OB”) (“Solar”) today announced that debentures in the aggregate amount of $3,500,000 due to Russ George have been converted into shares of Solar’s common stock. The debt to equity conversion was in connection with Solar’s acquisition of D2 Fusion Inc. (“D2Fusion”) and Planktos Inc. (“Planktos”) and was priced at $1.00 per share causing Solar to authorize the issuance of 3,500,000 shares to Mr. George.

D2Fusion is in the business of developing and delivering low-cost, clean, waste-free, practical energy applications for use in a wide range of environments from homes to industry. Having recently commenced activities at its laboratories in Los Alamos, New Mexico and Foster City, California, D2Fusion’s operations are focused on the engineering and development of practical solid-state fusion thermal energy modules (radiation-free nuclear reaction units). D2Fusion’s ultimate goal is to produce a small unit able to generate electricity at less than 2¢/kWh and generate heat at a fraction of today’s cost, achieving both with no emissions. Should D2Fusion’s successful prototype be scaled to commercial size, many of the world’s energy, water, and pollution problems could be minimized.

The science and news surrounding solid-state fusion and D2Fusion can be viewed on the company’s website at www.D2Fusion.com.

Planktos is in the business of developing innovative solutions to global climate change issues. Planktos’ initial effort will be to conduct a series of commercial-scale pilot projects designed to sequester (absorb) greenhouse gasses by mimicking nature via the addition and replenishment of natural iron nutrients into the world’s oceans in a effort to stimulate phytoplankton productivity and thus increase the sequestration of CO2 from the atmosphere.

Solar has recently teamed-up with Diatom Corporation (“Diatom’) in the developmental funding of Planktos’ iron-fertilization “prove-out” program.

The process of stimulating plankton growth and the overall mission of Planktos can be viewed on the company’s website at www.planktos.com.

Solar is a “green” oriented public company; its common shares trade on the OTCBB under the ticker symbol “SLRE”.

A number of statements contained in this press release may be considered to be forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including timely development, and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions and the ability to secure additional sources of financing. The actual results Solar may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Solar encourages the public to read the information provided here in conjunction with its most recent filings on Form 10KSB and Form 10QSB. Solar’s public filings may be viewed at www.sec.gov.

Contact:

Solar Energy Limited                                                                                         Planktos Inc./D2 Fusion Inc.

Andrew Wallace, Chief Executive Officer                                                              Russ George, President

Phone: (604) 669-4771                                                                                         Phone (650) 274-6853 or